EXHIBIT 6.1

                           LICENSE AMENDMENT AGREEMENT


                  THIS AGREEMENT, dated February 3, 1997, and effective as of January 1, 1994, amends the License Agreement dated May, 1992 between Daltex Medical Sciences, Inc. ("Daltex"), a Delaware corporation having a place of business at 50 Kulick Road, Fairfield, NJ 07004 ("Licensor") and W.L. Gore & Associates, Inc. ("Gore"), a Delaware corporation having a place of business at 1500 North Fourth Street, Flagstaff, AZ 86002 ("Licensee").

                  WHEREAS, Licensor and Licensee have previously entered into a License Agreement dated May 1992 ("1992 License Agreement") relating to certain technology set forth therein and which remains in full force and effect;

                  WHEREAS, Licensor and Licensee, to their mutual benefit, desire to modify certain aspects of the 1992 License Agreement;

                  NOW, THEREFORE, in consideration of the above premises and the mutual covenants and conditions hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the execution and delivery hereof, the parties hereby covenant and agree as follows:

                  Section 1.b is hereby amended to read:

                  "Licensed Products" shall mean any product, good, or item within the Field (as defined below), produced in whole or in part, using a part or all of the technology embodied in Licensed Patents, and made of, but not limited to, Fluorinated Hydrocarbons (including, but not limited to, PTFE, ePTFE, FEP, PFA, HFP and VF).

                  Schedule 1 is hereby amended to read:

                  Segment           Development Fee        Royalty Payment

         1.       Patches           $15,000.00/year        $8.00/per unit sold

               A. Soft Tissue: Includes Gore patch products used in the following applications:

               i) Reconstruction of hernias and soft tissue deficiencies, such as abdominal wall defects, diaphragmatic hernia, laparoscopic hernia, pelvic floor and lid reconstruction, ventral hernia, laparoscopic inguinal hernia, muscle flap reconstruction, vaginal prolapse, rectal prolapse, scrotal hernia, gastric banding and temporary facial bridging; and

               ii) Plastic and reconstructive surgery, such as malarplasty, mentoplasty, rhinoplasty, maxilloplasty, frontal defects, reconstructive lip augmentations, orbital repair, facial folds, facial slings and auricuoplasty.


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               B. Cardiovascular: Includes Gore patch products used in
cardiovascular and cardiac patching, such as carotid patch, angioplasty, profundaplasty, AV access graft patching, septal defects, outflow tracts, aneurysm repair and other patch angioplasty.

               C. Surgical Membrane/Adhesion Limiting: Includes Gore patch products used in the following applications:

               i) Reconstruction or repair of the peritoneum, where minimal adhesions to a prosthetic material are desired, such as infertility surgery, gynecological surgery and gynecological and surgical oncology;

               ii) Temporary or permanent prosthesis for the repair of dura mater during neurosurgery, such as tumor resection, tethered cord releases, trauma repair and Chiari decompression;

               iii) Reconstruction of the pericardium where minimal adhesions are desired; and

               iv)  Wrap for pedicled arterial conduits.

                  Segment           Development Fee        Royalty Payment

         2.       Vascular Grafts   $15,000.00/year        $9.00/per unit sold

               Includes Gore vascular graft products used as vascular protheses, such a peripheral, dialysis, aortic, extra-anatomic, venous, aorto-pulmonary shunts, subclavian-pulmonary shunts and innominate-pulmonary shunts.

                  Segment               Development Fee     Royalty Payment

         3.       Nonabsorbent Sutures   $15,000.00/year    $0.15/per unit sold

               Includes Gore suture products used for all types of soft tissue approximation, such as cardiac, endovascular, peripheral vascular, vascular, soft tissue repair, neurosurgery, plastic and reconstructive surgery, gynecological, oncological and orthopedic.

         4. For all products within Product and Market Application Segments not specifically listed above, but which are covered by the Licensed Patents, the royalty rate shall be five (5%) percent of Gore's selling price.

                   All other terms, conditions and provisions of the License Agreement of May 1992 remain unchanged.

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                  IN WITNESS WHEREOF, Daltex and Gore have executed this License
Amendment Agreement as of the date set forth above.


ACCEPTED AND AGREED:

                                       DALTEX MEDICAL SCIENCES, INC.


Dated:  February 3, 1997           /s/ Bruce Hausman
                                       Bruce Hausman, President


                                       W.L. GORE & ASSOCIATES, INC.


Dated:  February 3, 1997           /s/ Larry Forbach
                                       Larry Forbach




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